EXHIBIT 10.52
                            LINE OF CREDIT AGREEMENT

         This Line of Credit Agreement (the "Agreement") is made and entered into this ___________________ day of May _______, 1997, by and between SANWA BANK CALIFORNIA (the "Bank") and ELEXSYS INTERNATIONAL, INC. (the "Borrower"), on the terms and conditions that follow:

                                    SECTION I
                                   DEFINITIONS

         1.01 Certain Defined Terms: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

                  "Advance": shall mean an advance to the Borrower under the Line of Credit described in Section 2.

                  "Alternate Currency": shall mean any lawful currency other than Dollars which is freely transferable and convertible into Dollars.

                  "Business Day": shall mean a day other than a Saturday or Sunday on which commercial banks are open for business in California, USA, and, with respect to Eurocurrency Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Advance.

                  "Cash Flow": shall mean the sum of net income after tax and exclusive of extraordinary gains, plus depreciation and amortization expense minus dividends and distributions.

                  "Collateral":  shall mean the  property  described  in Section
3.01.

                  "Cost of Funds Advance", "Cost of Funds Interest Period" and "Fixed Rate": shall have the meanings provided in Section 2.4 hereof.

                  "Debt": shall mean all liabilities of the Borrower less Subordinated Debt.

                  "Effective Tangible Net Worth": shall mean the Borrower's stated net worth plus Subordinated Debt less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items).

                  "Dollars" and the sign "$": shall mean lawful money of the United States.

                  "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

                  "Eurocurrency Advance", "Eurocurrency Interest Period " and "Eurocurrency Rate": shall have the meanings provided in Section 2.4 hereof.

                  "Event  of  Default":  shall  have the  meaning  set  forth in
Section 7.

                  "Expiration Date": shall mean January 31, 1998 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to
Section 8, whichever shall occur first.

                  "Indebtedness": shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.

                  "Line  Account":  shall have the  meaning  provided in Section
2.12 hereof.

                  "Line of Credit":  shall mean the credit facility described in
Section 2.

                  "Obligations": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances.

                  "Permitted Indebtedness": shall mean (i) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the date hereof and disclosed in writing to the Bank; (iii) Subordinated Debt; (iv) Indebtedness to trade creditors, including, without limitation, affiliates of Borrower, incurred in the ordinary course of business; (v) Other Indebtedness of Borrower not exceeding
$1,000,000.00 in the aggregate outstanding at any time; (vi) Contingent obligations of Borrowing consisting of guarantees (and other credit support) of the obligations of vendors and suppliers of Borrower in respect of transactions entered into in the ordinary course of business; (vii) Indebtedness with respect to capital lease obligations and purchase money indebtedness incurred in connection with the acquisition of assets secured by Permitted Liens; (viii) Extensions, renewals, refundings, refinancings, modifications, amendments and restatements of any of the items of Permitted Indebtedness.

                  "Permitted Investment": shall mean (i) investments existing on the date hereof and disclosed in writing to the Bank; (ii) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof; (iii)commercial paper maturing no more than one (1) year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iv) investments consisting of deposits maturing no more than one
(1) year from the date of investment therein issued by Bank; (v) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business; (vi) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (vii) investments, including debt obligations, received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (viii) investments consisting of compensation of employees, officers and directors of Borrower so long as the Board of Directors of Borrower determines that such compensation is in the best interest of Borrower, and travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business; (ix) other investments aggregating not in excess of $250,000.00 at any time.

                  "Permitted Liens": shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not yet due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 6.09 hereof; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; (vi) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of the Borrower's assets; liens securing capital lease obligations on assets subject to such capital leases; (vii) liens arising from judgments, decrees or attachments to the extent and only so long as such judgment, decree or attachment has not caused or resulted in an Event of Default, (viii) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar liens affecting real property not interfering in any material respect with the ordinary conduct of the business of Borrower, (ix) liens in favor of customs and revenue authorities arising as a mater of law to secure payment of customs duties in connection with the importation of goods, (x) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institutions; (xi) liens not otherwise permitted which liens do not in the aggregate exceed $250,000.00 at any time.

                  "Redenominate", "Redenomination" and "Redenominated": each refers to redenomination of each Advance from Dollars into an Alternate Currency or from an Alternate Currency into Dollars or another Alternate Currency pursuant to Section 2.06.

                  "Reference Rate":  shall have the meanings provided in Section
2.4 hereof.

                  "Variable Rate Advance" and "Variable Rate": shall have the meanings provided in Section 2.4 hereof.

         1.2 Accounting Terms: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

         1.3 Other Terms: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

         1.4 Currency Equivalents Generally: For all purposes of this Agreement other than Section 2, the equivalent in any Alternate Currency of an amount in Dollars shall be determined at the rate of exchange quoted by the Bank in Los Angeles, at 9:00 A.M. on the date of determination, for the spot purchase in the relevant foreign exchange market of such amount of Dollars with such Alternate Currency.

                                    SECTION 2
                               THE LINE OF CREDIT

         2.1 The Line of Credit: On terms and conditions as set forth herein, the Bank agrees to make Advances in Dollars or in Alternate Currency to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $5,000,000 or the Dollar equivalent in Alternate Currency of $5,000,000 ("Line of Credit"). Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.01.

         2.2 Making Line Advances: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions. Subject to the requirements of Section 5, Advances shall be made by the Bank upon telephonic or facsimile request received from the Borrower, and confirmed in writing within two Business Days, which request shall be received not later than 12:00 p.m. (Pacific Standard Time) on the date specified for a Variable Rate Advance and 7:00 a.m. (Pacific Standard Time) two business days prior to the date specified for a Eurocurrency Advance or a Cost of Funds Advance, each of which dates shall be a Business Day. The rates for a Eurocurrency Advance or a Cost of Funds Advance shall be set on the same Business Day as the request is received if received by 7:00 a.m. and on the next Business Day if received after 7:00 a.m.. Requests for Advances received after such time may, at the Bank's option, be deemed to be a request for an Advance to be made on the next succeeding Business Day for a Variable Rate Advance and the third succeeding Business Day for a Eurocurrency Advance or a Cost of Funds Advance.

         2.3 Repayment: On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon, provided, however, that any Advance denominated in Dollars must be repaid in Dollars and any Advance denominated in an Alternate Currency must be repaid in the same Alternate Currency.

         2.4 Interest on Advances: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower pursuant to paragraph 2.05 or paragraph 2.06 below:

                  (a)  Variable  Rate  Advances:  For  Advances  denominated  in
Dollars, a variable rate per annum equivalent to an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such reference rate (the "Reference Rate") plus .50% (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Reference Rate. An Advance which bears interest at the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                  (b) Eurocurrency Advances: For Advances denominated in Dollars or in Alternate Currency, a fixed rate quoted by the Bank for one, three, six, nine or twelve months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) [the "Eurocurrency Interest Period"] for Advances in the minimum amount of $500,000 and in $100,000 increments thereafter. Such interest rate shall be a percentage, rounded upward to the nearest one-hundredth of one percent, equivalent to 2.50% in excess of the Bank's Eurocurrency Rate for Dollars or such Alternate Currency which is that rate determined by the Bank's Treasury Desk as being the approximate rate at which the Bank could purchase Dollars or Alternate Currency deposits in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant Eurocurrency Interest Period (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the purchase by the Bank of such Alternate Currency deposits [the "Eurocurrency Rate"]. An Advance which bears interest at the Eurocurrency Rate is hereinafter referred to as the "Eurocurrency Advance".

                  (c) Cost of Funds Advances. For Advances denominated in Dollars, the Bank hereby agrees to make Advances to the Borrower, at Borrower's election, at a fixed rate quoted by Bank in its sole discretion for each Advance (the "Cost of Funds Rate") and for such period of time that the Bank may quote and offer, provided that any such period of time shall be for at least ____ days and provided further that any such period of time does not extend beyond the Expiration Date (the "Cost of Funds Interest Period") for Advances in the minimum amount $500,000 and in $100,000 increments thereafter. Advances based upon the Cost of Funds Rate are hereinafter referred to as "Cost of Funds Advances". Eurocurrency Advances and Cost of Funds Advances are sometimes hereinafter referred to as a "Fixed Rate Advance".

                  Interest on Variable Rate Advances and Cost of Funds Advances shall be paid in Dollars in monthly installments commencing on the first day of the month following the date of the first such Advance and continuing on the first day of each month thereafter.

                  Interest on any Eurocurrency Advance shall be paid on the last day of the Eurocurrency Interest Period pertaining to such Eurocurrency Advance and shall be paid in Dollars or in the relevant Alternate Currency as the case may be. The Borrower further promises and agrees to pay the Bank interest on any Eurocurrency Advance with an Eurocurrency Interest Period in excess of 90 days on a quarterly basis (i.e., on the last day of each 90-day period occurring in such Eurocurrency Interest Period) and on the last day of the relevant Eurocurrency Interest Period.

                  If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

         2.5 Notice of Election to Adjust Interest Rate: The Borrower may elect that interest on a Fixed Rate Advance shall continue to accrue at a newly quoted Eurocurrency Rate or Cost of Funds Rate; provided, however, that such notice shall be received by the Bank no later than 7:00 a.m. two business days prior to the last day of the Eurocurrency Interest Period for a Eurocurrency Advance and 1:00 p.m. one business day prior to the last day of a Cost of Funds Interest Period for a Cost of Funds Advance. Such notice may be by telephone if confirmed in writing by telecopy with the original of such writing deposited in the US mail or with an air courier on the same day. The Bank shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower and upon any borrowing, Redenomination or continuation by the Bank in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have effected the borrowing, redenomination or continuation of Advances hereunder. The Borrower may elect that interest on a Fixed Rate Advance shall accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than one business day prior to the last day of the Interest Period pertaining to such Fixed Rate Advance, and provided further, however, that such Fixed Rate Advance shall be in Dollars or Redenominated in Dollars pursuant to the terms of Section 2.06. If the Bank shall not have received notice (as prescribed herein) of Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at the newly quoted Eurocurrency Rate or Cost of Funds Rate or Variable Rate as the case may be, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate then in effect and any Alternate Currency shall be Redenominated in Dollars.

         2.6 Redenomination of Advances:

                  The Borrower may, upon notice given to the Bank at least four Business Days prior to the date of the proposed Redenomination, request that a Eurocurrency Advance be Redenominated from Dollars into an Alternate Currency or from an Alternate Currency into Dollars or another Alternate Currency; provided, however, that any Redenomination shall be made on, and only on, the last day of an Interest Period for such Advances. Each such notice of request of a Redenomination ( "Notice of Redenomination") shall be by telecopier, telex or cable, confirmed immediately in writing, or may be by telephone if confirmed in writing by telecopy with the original of such writing deposited in the US mail or with an air courier on the same day, and the Bank shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of the Borrower and upon any borrowing, Redenomination or continuation by the Bank in accordance with this Agreement pursuant to any telephonic notice, the Borrower shall have effected the borrowing, redenomination or continuation of Advances hereunder, specifying
(i) the Eurocurrency Advance(s) to be Redenominated, (ii) the date of the proposed Redenomination, (iii) the Alternate currency into which such Advances are to be Redenominated, and (iv) the duration of the Interest Period for such Advances upon being so Redenominated. In the case of a Notice of Redenomination which requests a Redenomination of Advances into an Alternate Currency, such Redenomination is subject to confirmation by Bank not later than the third Business Day before the requested date of such Redenomination that such Bank agrees to such Redenomination. which confirmation shall be notified to the Borrower. If no confirmation is provided the Redenomination will not occur. Each Advance so requested to be Redenominated will be Redenominated, on the date specified therefor in such Notice of Redenomination, into an equivalent amount thereof in the currency requested in such Notice of Redenomination, such equivalent amount to be determined on such date in accordance with Section 2.13, and, upon being so Redenominated, will have an initial Interest Period as requested in such Notice of Redenomination.

         2.7  Prepayment:

                  (a) The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that: (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the Eurocurrency Rate or the Cost of Funds Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto provided, however, if the whole or any part of any Fixed Rate Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs and any loss actually incurred by the Bank, excluding loss of profit on any margin, but including any loss resulting from the re-employment of funds, sustained by the Bank as a consequence of such prepayment, and provided further, that any prepayment hereunder shall not be deemed to be an event of default.

                  (b) If, on the last day of any Interest Period, the equivalent in Dollars of the aggregate principal amount of all Eurocurrency Advances then outstanding when combined with the aggregate principal amount of all Variable Rate Advances and Cost of Funds Advances then outstanding exceeds the Line of Credit, the Borrower shall on such last day prepay an aggregate principal amount of such Advances to the Bank in an amount at least equal to such excess, with accrued interest to the date of such prepayment on the principal amount prepaid.

         2.8 Indemnification for Eurocurrency Rate and Cost of Funds Rate Costs:
During any period of time in which interest on any Advance is accruing on the basis of the Eurocurrency Rate or the Cost of Funds Rate, the Borrower shall, upon the Bank's written request, which request shall explain in reasonable detail the reason for such costs or payments, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to the Alternate Currency or Dollars or cost of funds used by the Bank in quoting and determining the Eurocurrency Rate or the Cost of Funds Rate under this Agreement. Bank shall use its best efforts to provide Borrower, in advance, with an estimate of any such costs which may potentially be incurred hereunder.

         2.9 Eurocurrency Rate or Cost of Funds Rate Infeasible: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the Eurocurrency Rate or the Cost of Funds Rate (i) is infeasible at the time of any borrowing, continuation or Redenomination because the Bank is unable to determine the Eurocurrency Rate or Cost of Funds Rate due to the unavailability of Dollars or Alternate Currency deposits, contracts or time deposits in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event such Fixed Rate Advance shall be immediately prepaid but then may be converted or Redenominated into a Variable Rate Advance at the election of Borrower.

         2.10 Failure to Borrow: In the case of any Fixed Rate Advance, the Borrower shall indemnify Bank against any loss, cost or expense incurred by Bank as a result of any failure to borrow on the date specified for such Fixed Rate Advance (other than as a result of Bank's failure to make funds available for such Advance), including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Bank to fund such Fixed Rate Advance to be made by Bank when such Fixed Rate Advance is not made on such date.

         2.11 Computations and Payments: Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.


         2.12  Taxes:

                  (a) Any and all payments by the Borrower shall be made hereunder free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, taxes imposed on the Bank's income, and franchise taxes imposed on it, by the jurisdiction under the laws of which Bank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Bank shall use its best efforts to advise Borrower of any taxes or levies to the best of Bank's knowledge thereof.

                  (b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

                  (c) Borrower will indemnify Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by Bank and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, other than liabilities arising from Bank's gross negligence or willful misconduct, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date Bank makes written demand therefor.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Bank at its address referred to hereinbelow, the original or a certified copy of a receipt evidencing payment thereof. If no taxes are payable in respect of any payment hereunder, Borrower will furnish to the Bank at such address, a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to the Bank, in either case stating that such payment is exempt from or not subject to Taxes.

                  (e) To the extent that any Taxes were not lawfully payable, any recovery ultimately received by the Bank in respect of any such Taxes shall be refunded to the Borrower to the extent of the applicable indemnification payment.

                  (f) Bank agrees that, upon receiving written notice from Borrower, Bank shall take all such actions as are reasonably necessary to enable the Borrower to pay all Taxes in a timely manner and to claim such exemptions as the Bank may be entitled to claim in respect of all or any portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this
Section 2.12 in respect of any payments under this Agreement.

                  (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder.

         2.13  Currency  Equivalents:  For  purposes of the  provisions  of this
Section 2, (i) the equivalent in Dollars of any Alternate Currency shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange Dollars for such Alternate Currency at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined, (ii) the equivalent in any Alternate Currency of any other Alternate Currency shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange such Alternate Currency for the equivalent in Dollars of such other Alternate Currency at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined, and (iii) the equivalent in any Alternate Currency of Dollars shall be determined by using the quoted spot rate at which Bank's principal office in Los Angeles offers to exchange such Alternate Currency for Dollars at 9:00 A.M. (Los Angeles time) two Business Days prior to the date on which such equivalent is to be determined. Except as specified in
Section 1.04 , the equivalent in Dollars of each Eurocurrency Rate Advance made in an Alternative Currency shall be recalculated hereunder on each date that it shall be necessary to determine the unused portion of Bank's Line of Credit or any or all Advance or Advances outstanding on such date.

         2.14 Line Account:

                  (a) The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit (the "Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account upon the Borrower's request therefor from time to time, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

                  (b) The Borrower hereby authorizes the Bank, if and to the extent payment owed to the Bank under the Line of Credit is not made when due, to charge, from time to time, against any or all of the Borrower's deposit accounts with the Bank any amount so due.

                  (c) If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payayble at the then applicable rate during such extension. All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices herein or such other office as Bank shall from time to time designate.

         2.15 Late Payment: In addition to any other rights the Bank may have hereunder, if any payment of principal (other than a principal payment due pursuant to Section 2.03) or interest, or any portion thereof, under this Agreement is not paid when due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

         2.16 Maximum Outstanding Advances. Notwithstanding anything herein to the contrary, outstanding Advances under the Line of Credit when combined with outstanding Advances under that certain Accounts Receivable Credit Agreement dated of even date herewith and by and between Bank and Borrower may not exceed $13,000,000.

                                    SECTION 3
                                   COLLATERAL

         3.01 The Collateral: To secure payment and performance of all the Borrower's Obligations under this Agreement and all other liabilities, loans, guarantees, covenants and duties owed by the Borrower to the Bank, whether or not evidenced by this or by any other agreement, absolute or contingent, due or to become due, now existing or hereafter and howsoever created, the Borrower hereby grants the Bank a security interest in and to all of the following property:

                  (a) All goods now owned or hereafter acquired by the Borrower or in which the Borrower now has or may hereafter acquire any interest, including, but not limited to, all machinery, equipment, furniture, furnishings, fixtures, tools, supplies and motor vehicles of every kind and description, and all additions, accessions, improvements, replacements and substitutions thereto and thereof.

                  (b) Bank agrees to release its security interest in any equipment, fixtures, leasehold improvements, or other property if within ninety (90) days after Borrower acquires title to such property, Borrower finances such property pursuant to either (i) a sale and leaseback transaction or (ii) a debt financing transaction in an amount not to exceed the purchase price of, and secured by a security interest in such property.

                  (c) All inventory now owned or hereafter acquired by the Borrower, including, but not limited to, all raw materials, work in process, finished goods, merchandise, parts and supplies of every kind and description, including inventory temporarily out of the Borrower's custody or possession, together with all returns on accounts.

                  (d) All accounts, contract rights and general intangibles now owned or hereafter created or acquired by the Borrower, including, but not limited to, all receivables, goodwill, trademarks, trade styles, trade names, patents, patent applications, software, customer lists and business records.

                  (e) All documents, instruments and chattel paper now owned or hereafter acquired by the Borrower.

                  (f) All monies, deposit accounts, certificates of deposit and securities of the Borrower now or hereafter in the Bank's or its agents' possession.

         The Bank's security interest in the Collateral shall be a continuing lien and shall include the proceeds and products of the Collateral including, but not limited to, the proceeds of any insurance thereon.


                                    SECTION 4
                              CONDITIONS OF LENDING

         4.1 Conditions Precedent to the Initial Advance: The obligation of the Bank to make the initial Advance and the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance and such first extension of credit all of the following, in form and substance satisfactory to the Bank:

                  (a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

                  (b) Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

         4.2 Conditions Precedent to All Advances: The obligation of the Bank to make each Advance and each other extension of credit to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

                  (a) The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

                  (b) The representations contained in Section 5 and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete.

                  (c) No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

                  (d) The security interest in the Collateral has been duly authorized, created and perfected with first priority, assuming Bank has timely filed and taken all actions necessary or desirable to perfect and protect such security, and is in full force and effect.

         The Borrower's acceptance of the proceeds of any Advance or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

         5.01 Status: The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business and where failure to so qualify would have a material adverse effect.

         5.02 Authority: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower;
(ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; (iii) require any consent or approval of its stockholders or violate any provision of its certificate of incorporation.

         5.03 Legal Effect: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

         5.04 Fictitious Trade Styles: There are no fictitious trade styles used by the Borrower in connection with its business operations. The Borrower shall notify the Bank within 30 days of effecting any change in the matters described hereinor prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

         5.05 Financial Statements: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

         5.06 Litigation: Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties in excess of $500,000 before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations or on the Collateral.

         5.07 Title to Assets: The Borrower has good and marketable title to all of its assets (including, but not limited to, the Collateral) and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

         5.08 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

         5.09 Taxes: The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

         5.10 Environmental Compliance: The Borrower has implemented and complied in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or environmental conditions. There are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property claiming violations of any federal, state or local law, ordinance, statute or regulation relating to hazardous or toxic wastes, substances or related materials.

                                    SECTION 6
                                    COVENANTS

The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

         6.01  Preservation  of  Existence;  Compliance  with  Applicable  Laws:
Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization; notwithstanding the foregoing Borrower may liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, acquire any other business organization, or acquire all or substantially all of the assets of any other person (collectively, an "Acquisition"), so long as Borrower is in compliance with the covenants contained in Section 6.14 immediately after such Acquisition; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

         6.02 Maintenance of Insurance: Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. With respect to insurance covering properties in which the Bank maintains a security interest or lien, such insurance shall name the Bank as loss payee pursuant to a loss payable endorsement satisfactory to the Bank and shall not be altered or canceled except upon 10 days' prior written notice to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

         6.03 Maintenance of Collateral and Other Properties: Except for Permitted Liens, keep and maintain the Collateral free and clear of all levies, liens, encumbrances and security interests (including, but not limited to, any lien of attachment, judgment or execution) and defend the Collateral against any such levy, lien, encumbrance or security interest; comply with all laws, statutes and regulations pertaining to the Collateral and its use and operation; execute, file and record such statements, notices and agreements, take such actions and obtain such certificates and other documents as necessary to perfect, evidence and continue the Bank's security interest in the Collateral and the priority thereof; maintain accurate and complete records of the Collateral which show all sales, claims and allowances; and properly care for, house, store and maintain the Collateral in good condition, free of misuse, abuse and deterioration, other than normal wear and tear. The Borrower shall also maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

         6.04 Payment of Obligations and Taxes: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

         6.05 Inspection Rights: At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, at the Borrower's expense, limited to $20,000 or at Bank's expense, the amount of which shall be payable within five (5) days of written notice. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon five (5) days prior written notice.

         6.06 Reporting and Certification Requirements: Deliver or cause to be delivered to the Bank in form and detail satisfactory to the Bank:

                  (a) Not later than 90 days after the end of each of the Borrower's fiscal years, a copy of (i) the annual audited financial report of the Borrower for such year prepared by a firm of certified public accountants reasonably acceptable to Bank, and (ii) the Borrower's Form 10-K filed with the Securities Exchange Commission and
         (iii) the Borrower's consolidating balance sheet and income statement for such year; and, not later than 60 days after the end of each of the Borrower's fiscal years, a copy of the Borrower's projected balance sheet and income statement for the fiscal year then in effect.

                  (b) Not later than 45 days after the end of each of the Borrower's first three fiscal quarters, a copy of the Borrower's Form 10-Q filed with the Securities Exchange Commission and the Borrower's consolidating balance sheet and income statement

                  (c) Concurrently with the delivery of the financial reports required hereunder, a compliance certificate in substantially the form attached hereto as Exhibit "A", showing the calculations which would demonstrate compliance with all of the financial covenants contained herein.

                  (d) Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

         6.07 Payment of Dividends: Not declare or pay any dividends on any class of stock now or hereafter outstanding except (i) dividends payable solely in the Borrower's capital stock, or (ii) dividends approved by Bank.

         6.08 Redemption or Repurchase of Stock: Not redeem or repurchase in excess of 5% per year any class of the Borrower's stock now or hereafter outstanding without prior written Bank approval.

         6.09 Additional Indebtedness: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than (i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the ordinary course of the Borrower's business or (iii) Permitted Indebtedness.

         6.10 Loans: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for (i) credit extended in the ordinary course of the Borrower's business as presently conducted and (ii) Permitted Investments.

         6.11 Liens and Encumbrances: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

         6.12 Transfer Assets: Except for an amount not exceeding in the aggregate $100,000 in any fiscal year, not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the ordinary course of business as presently conducted by the Borrower and, then, only for fair and reasonable consideration and (i) sales of inventory in the ordinary course of business, (ii) transfer of assets in the ordinary course of business that have become worn out or obsolete or that are promptly being replaced, (iii) transfers of non-exclusive licenses and similar arrangements for the use of property of Borrower made in the ordinary course of business, and (iv) transfers which constitute liquidation of permitted investments.

         6.13 Change in Nature of Business: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

         6.14  Financial Condition:  Maintain at all times:

                  (a) A minimum Effective Tangible Net Worth of at least $31,000,000 plus 50% of net profit after taxes at the end of each fiscal quarter.

                  (b) A ratio of Debt to Effective Tangible Net Worth of not more than 1.5 to 1.

                  (c) A minimum working capital (defined as current assets minus current liabilities) of not less than $5,000,000.

                  (d) A ratio of the sum of cash, cash equivalents and accounts receivable to current liabilities of not less than .65 to 1.0

                  (e) A minimum net profit after tax of at least $1.00 at the end of each fiscal quarter for the immediately preceding two (2) fiscal quarters.

                  (f): Maintain a ratio of consolidated earnings before interest, taxes, depreciation and amortization expense to the sum of
         (i) interest expense and (ii) the current portion of long term Debt of not less than 2.00:1.00 at the end of each fiscal quarter for the immediately preceding 4 fiscal quarters..

         6.15 Compensation of Employees: Compensate its employees for services rendered at an hourly rate at least equal to the minimum hourly rate prescribed by any applicable federal or state law or regulation.

         6.16 Capital Expense: Not make any fixed capital expenditure, including, but not limited to, incurring liability for leases which would be, in accordance with generally accepted accounting principles, reported as capital leases, or purchase any real or personal property in an aggregate amount exceeding $15,000,000 in any one fiscal year, exclusive of acquisition financing, provided, however, that Borrower may make capital expenditures in connection with acquisitions in an amount up to $3,000,000 in any one fiscal year without the Bank's approval.

         6.17 Notice: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $500,000 or which affects the Collateral; and (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower.


         6.18  Environmental Compliance.  The Borrower shall:

                  (a) Implement and comply in all material respects with all applicable federal, state and local laws, ordinances, statutes and regulations with respect to hazardous or toxic wastes, substances or related materials, industrial hygiene or to environmental conditions.

                  (b) Not own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or materials, except in material compliance with all applicable federal, state and local laws, ordinances, statutes and regulations.

                  (c) Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, or filing respecting hazardous or toxic wastes, substances or related materials.

                  (d) At all times  indemnify  and hold  harmless  Bank from and against any and all liability arising out of Borrower's use, generation, manufacture, storage, handling, treatment, or disposal by Borrower of hazardous or toxic wastes, substances or materials at the site.

                                    SECTION 7
                                EVENTS OF DEFAULT

Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

         7.01 Non-Payment: The Borrower shall fail to pay any Obligations within 10 days of when due.

         7.02 Performance Under This and Other Agreements: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement evidencing or relating to any indebtedness of the Borrower (whether such indebtedness is owed to the Bank or third persons), and any such failure (exclusive of the payment of money to the Bank under this Agreement or under any other instrument, document or agreement, which failure shall constitute and be an Event of Default if not paid within 10 days of when due or when demanded to be due) shall continue for more than 30 days after written notice from the Bank to the Borrower of the existence and character of such Event of Default.

         7.03 Representations and Warranties; Financial Statements: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

         7.04 Insolvency: The Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 60 days after the date of such appointment.

         7.05 Execution: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 60 days after the issuance or attachment of such writ or lien.

         7.06 Suspension: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

         7.07 Change in Ownership: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 25% of the issued and outstanding capital stock of the Borrower, if a corporation, or there shall occur a change in any general partner or a change affecting the control of the Borrower, if a partnership.


                                    SECTION 8
                               REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

         8.1 Acceleration: Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

         8.2 Cease Extending Credit: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

         8.3 Termination: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

         8.04 Protection of Security Interest: Make such payments and do such acts as the Bank, in its sole judgment, considers necessary and reasonable to protect its security interest or lien in the Collateral. The Borrower hereby irrevocably authorizes the Bank to pay, purchase, contest or compromise any encumbrance, lien or claim which the Bank, in its sole judgment, deems to be prior or superior to its security interest. Further, the Borrower hereby agrees to pay to the Bank, upon demand therefor, all reasonable expenses and expenditures (including reasonable attorneys' fees) incurred in connection with the foregoing. Notwithstanding the foregoing, Bank shall be responsible for its own gross negligence or willful misconduct.

         8.05 Foreclosure: Enforce any security interest or lien given or provided for under this Agreement or under any security agreement, mortgage, deed of trust or other document, in such manner and such order, as to all or any part of the properties subject to such security interest or lien, as the Bank, in its sole judgment, deems to be necessary or appropriate and the Borrower hereby waives any and all rights, obligations or defenses now or hereafter established by law relating to the foregoing. In the enforcement of its security interest or lien, the Bank is authorized to enter upon the premises where any Collateral is located and take possession of the Collateral or any part thereof, together with the Borrower's records pertaining thereto, or the Bank may require the Borrower to assemble the Collateral and records pertaining thereto and make such Collateral and records available to the Bank at a place designated by the Bank. The Bank may sell the Collateral or any portions thereof, together with all additions, accessions and accessories thereto, giving only such notices and following only such procedures as are required by law, at either a public or private sale, or both, with or without having the Collateral present at the time of the sale, which sale shall be on such terms and conditions and conducted in such manner as the Bank determines in its sole judgment to be commercially reasonable. Any deficiency which exists after the disposition or liquidation of the Collateral shall be a continuing liability of the Borrower to the Bank and shall be paid by the Borrower to the Bank within five (5) business days of written notice.

         8.6 Non-Exclusivity of Remedies: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

         8.07 Application of Proceeds: All amounts received by the Bank as proceeds from the disposition or liquidation of the Collateral shall be applied to the Borrower's indebtedness to the Bank as follows: first, to the costs and expenses of collection, enforcement, protection and preservation of the Bank's lien in the Collateral, including court costs and reasonable attorneys' fees, whether or not suit is commenced by the Bank; next, to those costs and expenses incurred by the Bank in protecting, preserving, enforcing, collecting, liquidating, selling or disposing of the Collateral; next, to the payment of accrued and unpaid interest on all of the Obligations; next, to the payment of the outstanding principal balance of the Obligations; and last, to the payment of any other indebtedness owed by the Borrower to the Bank. Any excess Collateral or excess proceeds existing after the disposition or liquidation of the Collateral will be returned or paid by the Bank to the Borrower.

                                    SECTION 9
                                  MISCELLANEOUS

         9.01 Amounts Payable on Demand: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under the Line of Credit in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

         9.02 Default Interest Rate: The Borrower shall pay the Bank interest on any indebtedness or amount payable under this Agreement, from the date that such indebtedness or amount became due or was demanded to be due until paid in full, at a rate which is 3% in excess of the rate otherwise provided under this Agreement.

         9.03 Disposal of Invoices: All documents, schedules, invoices or other papers received by the Bank from the Borrower may be destroyed or disposed of 6 months after receipt by the Bank, unless the Borrower requests in writing the return thereof, which shall be done at the Borrower's expense.

         9.04 Dispute Resolution. It is understood and agreed that upon the request of any party to this agreement any dispute, claim, or controversy of any kind, whether in contract or in tort, statutory or common law, legal or equitable now existing or hereinafter arising between the parties in any way arising out of, pertaining to or in connection with: (1) this Agreement, or any related agreements, documents, or instruments, (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements of any kind, (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part, or (4) any aspect of the past or present relationships of the parties, shall be resolved through a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("J-A-M-S") as follows:

                  (a) Step I - Mediation: At the request of any party to the dispute, claim or controversy of the matter shall be referred to the nearest office of J-A-M-S for mediation, that is, an informal, non-binding conference or conferences between the parties in which a retired judge or justice for the J-A-M-S panel will seek to guide the parties to a resolution of the case.

                  (b) Step II - Unsecured Contracts - Arbitration: Should any dispute, claim or controversy remain unresolved at the conclusion of the Step I Mediation Phase then all such remaining matters shall be resolved by final and binding arbitration before a different judicial panelist, unless the parties shall agree to have the mediator panelist act as arbitrator. The hearing shall be conducted at a location determined by the arbitrator in San Jose County and shall be administered by and in accordance with the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc., and judgement upon any award rendered by the arbitrator may be entered by any State or Federal Court having jurisdiction thereof. The arbitrator shall determine which is the prevailing party and shall include in the award that party's reasonable attorneys fees and costs. This subparagraph (b) shall apply only if, at the time of the submission of the matter to J-A-M-S, the dispute(s) or issue(s) do(es) not arise out of a transaction(s) which is/are secured by real property collateral or, if so secured, all parties consent to such submission.

                  As soon as practicable after selection of the arbitrator, the arbitrator or his/her designated representative shall determine a reasonable estimate of anticipated fees and costs of the Arbitrator, and render a statement to each party setting forth that party's pro-rata share of said fees and costs. Thereafter each party shall, within 10 days of receipt of said statement, deposit said sum with the Arbitrator. Failure of any party to make such a deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the claim which is the subject of the arbitration, but shall not otherwise serve to abate, stay or suspend the arbitration proceedings.

                  (c) Step II - Contracts Secured By Real Estate - Trial by Court Reference [ss.638 (1)] Code of Civil Procedure): If the dispute, claim or controversy is not one required or agreed to be submitted to arbitration as provided by subparagraph (b) and has not been resolved by Step I mediation, them any remaining dispute, claim or controversy shall be submitted for determination by a trial on Order of Reference conducted by a retired judge or justice from the panel of J-A-M-S appointed pursuant to the provisions of California Code of Civil
         Procedure ss.638(1) or any amendment, addition or successor section thereto to hear the case and report a statement of decision thereon. The parties intend this general reference agreement to be specifically enforceable in accordance with said section. If this parties are unable to agree upon a member of the J-A-M-S panel to act as referee then one shall be appointed by the Presiding Judge of the county wherein the hearing is to be held. The parties shall pay in advance, to the referee, the estimated reasonable fees and costs of the reference, as may be specified in advance by the referee. The parties shall initially share equally, by paying their proportionate amount of the estimated fees and costs of the reference. Failure of any party to make such a fee deposit shall result in a forfeiture by the non-depositing party of the right to prosecute or defend the cause(s) of action which is(are) the subject of the reference, but shall not otherwise serve to abate, stay or suspend the reference proceeding.

                  (d) Provisional Remedies, Self Help and Foreclosure: No provision of, or the exercise of any right(s) under subparagraph (b), nor any other provision of this Dispute Resolution Provision, shall limit the right of any party to exercise self help remedies such as set off, to foreclose against any real or personal property collateral, or obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of power of sale under the deed of trust or mortgage, or by judicial foreclosure. The institution and maintenance of an action for provisional remedies pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration.

         9.05 Waiver of Jury Trial. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         9.06 Reliance: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.

         9.07 Attorneys' Fees: Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, or any refinancing or restructuring in the nature of a "work-out", of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

         9.08 Notices: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by Western Union telegram, addressed as set forth below or to such other address as may be specified from time to time in writing by either party to the other.

To the Borrower                               To the Bank:
ELEXSYS INTERNATIONAL, INC.                   SANWA BANK CALIFORNIA
4405 Fortran Court                            San Jose CBC
San Jose, CA  95134                           220 Almaden Blvd.
                                              San Jose, CA  95113

Attn:    Robert DeLaurentis                   Attn:    Jillian E. Mathur
Title:   C.F.O.                                        Vice President

with a copy to:                               With a copy to:

COOLEY GODWARD LLP                            SANWA BANK CALIFORNIA
Five Palo Alto Square                         Asset Based Financing Department
3000 El Camino Real
Palo Alto, CA  94306-2155                     444 Market Street, 22nd Floor
                                              San Francisco, CA  94111
Attn:    Bill Veatch

         9.09 Waiver: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

         9.10 Conflicting Provisions: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

         9.11 Binding Effect; Assignment: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

         9.12 Jurisdiction: This Agreement, any notes issued hereunder, the rights of the parties hereunder to and concerning the Collateral, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California, to the jurisdiction of whose courts the parties hereby submit.

         9.13 Headings: The headings herein set forth are solely for the purpose of identification and have no legal significance.

         9.14 Entire Agreement: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.

         9.1 Confidentiality Agreement. In handling any confidential information Bank, and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower; (ii) to prospective transferees or purchasers of any interest in the loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower; (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order; (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.


Borrower                                  Bank:

                                          SANWA BANK CALIFORNIA
ELEXSYS INTERNATIONAL, INC.

BY:________________________________       BY:________________________________
Name:    Robert DeLaurentis               Name:    Jillian E. Mathur
Title:   C.F.O.                           Title:   Vice President